SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ENTELLUS MEDICAL, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

29363K 105

(CUSIP Number)

Martin P. Sutter

Essex Woodlands Health Ventures VIII, LLC

21 Waterway Avenue, Suite 225

The Woodlands, Texas 77380

(281) 364-1555

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 29363K 105	Page 2 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,813,196(1)
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 3,813,196(1)
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON OO

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 3 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,813,196(1)
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 3,813,196(1)
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON PN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 4 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures Fund VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,455,711
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 3,455,711
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,455,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 29363K 105	Page 5 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures Fund VIII-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 249,156
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 249,156
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,156
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 29363K 105	Page 6 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Essex Woodlands Health Ventures Fund VIII-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 108,329
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 108,329
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,329
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 29363K 105	Page 7 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Martin P. Sutter
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 8 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jeff Himawan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 9 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ronald W. Eastman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 10 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Guido J. Neels
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 11 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Petri Vainio
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 12 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steve Wiggins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 13 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON James Currie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

CUSIP No. 29363K 105	Page 14 of 21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Immanuel Thangaraj
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,813,196(1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,813,196(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,813,196(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.3%
12	TYPE OF REPORTING PERSON IN

(1)	Includes 3,455,711 shares held by Essex Woodlands Health Ventures Fund VIII, L.P., 249,156 shares held by Essex Woodlands Health Ventures Fund VIII-A, L.P. and 108,329 shares held by Essex Woodlands Health Ventures Fund VIII-B, L.P.

ORIGINAL REPORT ON SCHEDULE 13G

Item 1.

(a)	Name of Issuer: Entellus Medical, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

Item 2.

(a) Name of Person Filing: This Schedule 13G is being filed jointly by Essex Woodlands Health Ventures Fund VIII, L.P., a Delaware limited partnership (“Essex VIII”), Essex Woodlands Health Ventures Fund VIII-A, L.P., a Delaware limited partnership (“Essex VIII-A”), Essex Woodlands Health Ventures Fund VIII-B, L.P., a Delaware limited partnership (“Essex VIII-B”, and together with Essex VIII and Essex VIII-A, the “Essex VIII Funds”), Essex Woodlands Health Ventures VIII, L.P., a Delaware limited partnership, the general partner of the Essex VIII Funds (the “Essex VIII Funds GP”), Essex Woodlands Health Ventures VIII, LLC, a Delaware limited liability company, the general partner of the Essex VIII Funds GP (the “Essex VIII General Partner”), Martin P. Sutter, an individual, Jeff Himawan, an individual, Ronald W. Eastman, an individual, Guido J. Neels, an individual, Petri Vainio, an individual, Steve Wiggins, an individual, James Currie, an individual, and Immanuel Thangaraj, an individual (each a “Manager”, collectively, the “Managers”, and together with the Essex VIII Funds, Essex VIII Funds GP and the Essex VIII General Partner, the “Reporting Persons”).

(b) Address of Principal Business Office: The address of the principal business of each of the Reporting Persons is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(c) Citizenship: The Essex VIII Funds and Essex VIII Funds GP are each Delaware limited partnerships. The Essex VIII General Partner is a Delaware limited liability company. Each Manager is an individual who is a citizen of the United States.

(d) Title and Class of Securities: Common Stock

(e) CUSIP Number: 29363K 105

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a 8).

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d- 1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a 3);

(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned:

For Essex VIII, 3,455,711 shares of Common Stock.

For Essex VIII-A, 249,156 shares of Common Stock.

For Essex VIII-B, 108,329 shares of Common Stock.

For each of Essex VIII Funds GP and Essex VIII General Partner, 3,813,196 shares of Common Stock.

For each of the Managers, 3,813,196 shares of Common Stock.

(b)	Percent of Class:

The following percentages are calculated based on 18,788,325 shares of Common Stock outstanding on October 30, 2015, as set forth in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2015.

For Essex VIII, 18.4%.

For Essex VIII-A, 1.3%.

For Essex VIII-B, 0.6%.

For each of Essex VIII Funds GP and Essex VIII General Partner, 20.3%.

For each of the Managers, 20.3%.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

For Essex VIII, 3,455,711 shares of Common Stock.

For Essex VIII-A, 249,156 shares of Common Stock.

For Essex VIII-B, 108,329 shares of Common Stock.

For each of Essex VIII Funds GP and Essex VIII General Partner, 3,813,196 shares of Common Stock.

(ii) Shared power to vote or to direct the vote:

For each of the Managers, 3,813,196 shares of Common Stock.

(iii) Sole power to dispose or to direct the disposition of:

For Essex VIII, 3,455,711 shares of Common Stock.

For Essex VIII-A, 249,156 shares of Common Stock.

For Essex VIII-B, 108,329 shares of Common Stock.

For each of Essex VIII Funds GP and Essex VIII General Partner, 3,813,196 shares of Common Stock.

(iv) Shared power to dispose or to direct the disposition of:

For each of the Managers, 3,813,196 shares of Common Stock.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8. Identification and Classification of Members of the Group.

N/A

Item 9. Notice of Dissolution of Group.

N/A

Item 10. Certifications.

N/A

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2016

ESSEX WOODLANDS HEALTH VENTURES VIII, LLC		INDIVIDUALS:

By:	/s/ Martin P. Sutter	/s/ Martin P. Sutter
	Name: Martin P. Sutter	Name:	Martin P. Sutter
Title: Managing Director

ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.		/s/ Jeff Himawan
		Name:	Jeff Himawan

By:	Essex Woodlands Health Ventures VIII, LLC,
Its General Partner

By:	/s/ Martin P. Sutter	/s/ Ronald W. Eastman
	Name: Martin P. Sutter	Name:	Ronald W. Eastman
Title: Managing Director

ESSEX WOODLANDS HEALTH VENTURES		/s/ Guido J. Neels
	FUND VIII, L.P.	Name:	Guido Neels

By:	Essex Woodlands Health Ventures VIII, L.P.,
Its General Partner

By:	Essex Woodlands Health Ventures VIII, LLC,	/s/ Petri Vainio
	Its General Partner	Name:	Petri Vainio

By:	/s/ Martin P. Sutter
	Name: Martin P. Sutter	/s/ Steve Wiggins
	Title: Managing Director	Name:	Steve Wiggins

ESSEX WOODLANDS HEALTH VENTURES		/s/ James Currie
	FUND VIII-A, L.P.	Name:	James Currie

By:	Essex Woodlands Health Ventures VIII, L.P.,
Its General Partner

/s/ Immanuel Thangaraj
By:	Essex Woodlands Health Ventures VIII, LLC,	Name:	Immanuel Thangaraj
Its General Partner

By:	/s/ Martin P. Sutter
Name: Martin P. Sutter
Title: Managing Director

ESSEX WOODLANDS HEALTH VENTURES
FUND VIII-B, L.P.

By:	Essex Woodlands Health Ventures VIII, L.P.,
Its General Partner

By:	Essex Woodlands Health Ventures VIII, LLC,
Its General Partner

By:	/s/ Martin P. Sutter
Name: Martin P. Sutter
Title: Managing Director